Exhibit 99.1

Please Contact:
Tere Miller
Vice President,
Corporate Communication
(760) 741-2111, ext. 1177

         REALTY INCOME TO ACQUIRE UP TO $544 MILLION OF NET LEASE PROPERTIES
       Updates 2011 FFO and AFFO per Share Earnings Guidance and 2011 Acquisitions Outlook

ESCONDIDO, CALIFORNIA, March 7, 2011….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O), announced today that it has signed definitive purchase agreements to acquire up to 33, single-tenant, retail, distribution, office and manufacturing properties under long-term, net-lease agreements for approximately $544 million.  While Realty Income’s acquisition of these properties is subject to a number of conditions, it is anticipated that the majority of the properties will close during the first half of 2011.  If the transaction is completed as planned, the Company currently has sufficient liquidity from cash on hand and availability under its revolving credit facility to fund the transaction.

The properties to be acquired are located in 17 different states and consist of approximately 3.8 million square feet of leasable space.  The majority of the lease revenue from these single-tenant properties is generated from investment grade tenants, or their operating subsidiaries, in 11 different industries.  The single-tenant distribution properties representing 34% of the lease revenue include; Aviall Services, Caterpillar, FedEx Corporation, and International Paper. The single-tenant retail properties representing 33% of the lease revenue include; AMC Theaters, Cinemark Theaters, Regal Cinemas, and Walgreens. The single-tenant office properties representing 25% of the lease revenue include; Fiserv, Inc., Novus International, Solae and T-Mobile USA.  The single-tenant manufacturing properties representing 8% of the lease revenue include; Coca-Cola and MeadWestvaco Corporation.  The average remaining lease term of the properties is over 11 years, which is consistent with the average remaining lease term of Realty Income’s existing portfolio of approximately 2,500 net leased properties.

Commenting on this transaction, Tom A. Lewis, Chief Executive Officer stated, “We are very pleased to add these properties to our growing portfolio of net-leased real estate.  The high quality tenants, represented in this transaction, will add to the diversity of our rental revenue stream generated by 134 commercial enterprises doing business in 38 different industries.  Additionally, this immediately accretive acquisition should provide us with the additional lease revenue from which we pay increasing monthly dividends to our shareholders.”

“While the vast majority of assets in our portfolio are “retail” properties, this acquisition continues the expansion of our portfolio into additional single-tenant, net-lease, asset types.  Should all of the properties in this transaction close as expected, the distribution, office and manufacturing properties, acquired in this portfolio, will represent approximately 3.3%, 2.4% and 0.8%, respectively, of our Company’s total proforma rental revenue.  Including other “non retail” type assets we already own, we would anticipate that 86.1% of our proforma rental revenue would be generated by retail properties, 4.3% by agricultural properties, 3.8% by distribution properties, 2.6% by office properties, 2.1% by manufacturing facilities and 1.1% by industrial properties, generally under long-term, net-lease agreements.  It is our belief that in changing economic environments, the ability to allocate capital to a variety of industries and property types, under long-term net leases, will further enhance both the quality of the cash flow we produce and our ability to grow.  Additionally, we believe these new areas may allow us, over time, to further increase the credit quality of the tenants in our portfolio.”

“This $544 million portfolio of properties currently has approximately $291 million of existing mortgage debt.  We would anticipate paying off approximately $223 million of the mortgage debt at, or shortly after, acquiring the properties.  We anticipate paying off the remaining $68 million as soon as prepayment penalties and other costs make it economically feasible to do so.  It is our intention to continue our 42-year policy of owning our properties free from mortgage indebtedness.  None of the approximately 2,500 properties we currently own have any mortgage debt.”

2011 Acquisition Outlook
Realty Income further disclosed that it anticipates its real estate portfolio acquisitions should range between $600 million and $750 million during 2011, assuming the transaction closes as anticipated. The Company had previously estimated acquisition volume of approximately $250 million for the year. Realty Income also anticipates that, during 2011, the Company’s initial average contractual lease yield on its new investments should average approximately 8.0%.

Earnings Commentary
Realty Income also adjusted its funds from operations available to common stockholders (FFO) guidance for 2011 to include the impact of current operations, 2011 acquisitions, and any resulting capital markets activity the Company may undertake. The Company estimates that 2011 FFO per share should range from $1.98 to $2.04 per share, an increase of 8.2% to 11.5% over the 2010 FFO per share of $1.83. FFO per share for 2011 is based on an estimated net income per share range of $1.18 to $1.24 plus estimated real estate depreciation of $0.83 and reduced by potential gains on sales of investment properties of $0.03 per share (in accordance with NAREIT’s definition of FFO).

The Company estimates that 2011 Adjusted Funds from Operations (AFFO) per share should range between $2.03 to $2.07 per share, or an increase of 9.1% to 11.3% in annual AFFO growth, compared to its 2010 AFFO per share of $1.86. Per share AFFO for 2011 is based on adding back non-cash items to FFO totaling $0.07 to $0.08, that reduce net income in accordance with Generally Accepted Accounting Principles (GAAP), and deducting capitalized expenditures and straight-line rent revenue items totaling $0.03 to $0.04, for a net increase of $0.03 to $0.05 over FFO.

The Company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance as they are based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation.  FFO and AFFO are alternative, non-GAAP measures that are also considered to be good indicators of a company’s ability to generate income to pay dividends.

About the Company
Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date, the Company has declared 485 consecutive monthly dividend payments throughout its 42-year operating history and increased the dividend 60 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from approximately 2,500 properties located in 49 states owned under long-term lease agreements with leading regional and national chains and other corporate entities. The Company is an active buyer of commercial properties nationwide.

Consistent with Realty Income’s disclosure policy, the Company does not disclose the lease rate on an individual tenant transaction. Lease rates, terms, and conditions are competitive in nature and are a major component of the Company’s new business development program. The Company believes the disclosure of individual rate negotiations would be damaging to its competitive position and its ability to complete new property acquisitions. As in the past, Realty Income will announce its blended lease rate and lease terms, on a cumulative basis, in the Company’s quarterly press release on operations.

Forward-Looking Statements
Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors: Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the Internet at http://www.realtyincome.com.